Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces Leadership Changes, Effective Oct. 1, 2024

PITTSBURGH, Aug. 15, 2024 – The Federal Home Loan Bank of Pittsburgh (FHLBank) announced today that David G. Paulson, Chief Operating Officer (COO), will become President and Chief Executive Officer on Oct. 1, 2024. Winthrop Watson will become Executive Senior Advisor and his previously announced retirement date of Dec. 31, 2024, remains unchanged.

As a Bank leader since 2010, and COO since January 2020, Mr. Paulson has worked closely with Mr. Watson to advance FHLBank’s mission. Mr. Paulson has been an effective leader and through his tenure has managed FHLBank’s balance sheet, capital position, community investment impact, and talent pipeline.

“Dave and I have worked closely through his 14 years of FHLBank service across increasing levels of responsibilities,” said Mr. Watson. “The President and CEO transition has been going well, and I’m excited for the future of the cooperative under his leadership.”

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

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